William F. Glavin, Jr.	OppenheimerFunds, Inc.
Chairman, President and	Two World Financial Center
Chief Executive Officer	225 Liberty Street
New York, NY 10281-1008
oppenheimerfunds.com

March 26, 2012
Dear Shareholder:

We have scheduled a shareholder meeting on April 20, 2012, for you to decide upon an important proposal for the Total Return Portfolio (“Panorama Total Return”), a series of Panorama Series Fund, Inc. After careful consideration, the Panorama Total Return Board of Directors has determined that it would be in the best interest of Panorama Total Return shareholders for that Portfolio to reorganize into Oppenheimer Balanced Fund/VA (“Balanced Fund/VA”), a series of Oppenheimer Variable Account Funds. A shareholder meeting has been scheduled for April 20, 2012, and all Panorama Total Return shareholders on February 3, 2012 (which includes owners of variable life insurance, annuity or other contract, as well as beneficial owners), are being asked to vote either in person or by proxy, on the proposed reorganization.

You will find a combined prospectus and proxy statement detailing the proposal, a ballot card, a Balanced Fund/VA prospectus, instructions for voting and a postage-paid return envelope for voting by mail enclosed for your use.

Why does the Board of Directors recommend this change?

The Board of Directors voted to recommend that shareholders of Panorama Total Return approve the proposal to reorganize the Portfolio with and into Balanced Fund/VA after considering among other things, each Portfolio’s respective investment objectives and policies, management fees, distribution fees and other operating expenses, historical performance and asset size.  Shareholders of Panorama Total Return are expected to realize a number of benefits from the proposed Reorganization.

Panorama Total Return has a smaller asset base than Balanced Fund/VA. As a result, the Panorama Total Return Non-Service shares’ “other expenses,” as a percentage of net assets, are significantly higher than those of the Non-Service shares of Balanced Fund/VA. If the Reorganization is approved, Panorama Total Return shareholders would get the benefit of a larger portfolio with lower total operating expenses (after each Fund’s voluntary expense limitations).

If the Reorganization is approved, shareholders would continue to be invested in a portfolio that invests in both equity and debt securities. Normally, at least 25% of its total assets will be invested in fixed income senior securities and at least 25% will be invested in stocks and other equity securities, primarily common stocks. The portfolio managers for Panorama Total Return and Balanced Fund/VA employ both “growth” and “value” styles in selecting stocks and can invest in: lower grade debt securities, both domestic and foreign investments, and “derivative” instruments (including options, futures, forward contracts, swaps, “stripped” securities and other types of derivatives) to seek to increase investment return or for hedging purposes.

How can you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone by following the instructions on the proxy ballot and the accompanying materials. Using a touchtone telephone to cast your vote saves you time and helps reduce Panorama Total Return’s expenses. If you vote by telephone or Internet, you do not need to mail the proxy ballot. In the absence of sufficient votes to constitute a quorum, the meeting will be adjourned until such time that a quorum may be reached.

Please read the enclosed prospectuses and proxy statement for complete details on this proposal. Of course, if you have any questions, please call 1.800.988.8287. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Sincerely,

/s/Bill Glavin
Bill Glavin

Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.
Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008
© 2012 OppenheimerFunds Distributor, Inc. All rights reserved.
XP0609.002.0312 March 26, 2012

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